Lion Copper Closes US$1.1 Million Private Placement

November 8, 2024, Vancouver, British Columbia — Lion Copper and Gold Corp. (“Lion CG”, or the “Company”) (CSE: LEO) (OTCQB: LCGMF) has closed its previously announced non-brokered private placement of 25,155,554 units at a price of US$0.045 per unit for gross proceeds of US$1,132,000.

Each unit consists of one common share of the Company and one common share purchase warrant. Each warrant entitles the holder to acquire one common share at a price of US$0.06 until November 8, 2029.

The Company intends to use the proceeds for general working capital purposes and repayment of convertible debentures.

The securities offered have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements. This news release does not constitute an offer to sell or the solicitation of any offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such province, state or jurisdiction.

All securities issued in connection with the private placement are subject to a statutory hold period expiring four months and one day from the date of issuance in accordance with applicable securities legislation and the policies of the Canadian Securities Exchange.

Pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”) the Company advises that certain directors and officers of the Company participated in the private placement. The Company is relying on the exemptions from the formal valuation requirements contained in section 5.5(b) of MI 61-101 and the minority shareholder approval requirements contained in section 5.7(1) (a) of MI 61-101, as the Company is not listed on specified markets and the fair market value of the insider participation in the private placement does not exceed 25% of the Company’s market capitalization, as determined in accordance with MI 61-101.

Early Warning Report

Tony Alford, a director of the Company, acquired 14,000,000 units in the private placement at a price ofUS$0.045 per unit totaling US$ 630,000.  Before the private placement, Mr. Alford held 113,176,891 common shares, representing approximately 29.33% of the Company’s issued and outstanding common shares (undiluted).  After completion of the private placement, Mr. Alford’s shareholdings increased to 127,176,891 common shares, or 30.94%, an increase of 1.61% (undiluted).

In addition, before the private placement, Mr. Alford held 46,601,573 common share purchase warrants, 10,552,713 stock options, and 833,333 convertible debentures.  Exercising all of his warrants and options and converting all of his debentures would bring his total to 171,164,510 common shares or 38.56% (partially diluted). After completion of the private placement, Mr. Alford holds 60,601,573 common share purchase warrants, 10,552,713 stock options, and 833,333 convertible debentures, which, if exercised or converted, would result in Mr. Alford holding a total of 199,164,510 common shares, or 41.23%, an increase of 2.67% (partially diluted).

Mr. Alford acquired the securities for investment purposes.  Mr. Alford may, depending on market and other conditions, increase or decrease his beneficial ownership of the Company’s securities, whether in the open market, by privately negotiated agreements or otherwise, subject to a number of factors, including general market conditions and other available investment and business opportunities.

The disclosure respecting Mr. Alford’s shareholdings of the Company contained in this press release is made pursuant to Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids and a report respecting the above acquisition will be filed with the applicable securities commissions using the System for Electronic Document Analysis and Retrieval + (SEDAR+) and will be available for viewing at www.sedarplus.com.

About Lion CG

Lion Copper and Gold Corp. is a Canadian-based company advancing its flagship copper projects at Yerington, Nevada through an Option to Earn-in Agreement with Nuton LLC, a Rio Tinto Venture.

Further information can be found at www.lioncg.com.

On behalf of the Board of Directors
Steven Dischler
Chief Executive Officer
775-463-9600
For more information please contact:
Email: info@lioncg.com
Website: www.lioncg.com

This news release includes forward-looking statements within the meaning of applicable securities laws. Except for statements of historical fact, any information contained in this news release may be a forward‐looking statement that reflects the Company’s current views about future events and are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward‐looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Although the Company believes that it has a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. The Company cannot assure that the actual results will be consistent with these forward-looking statements.  These forward‐looking statements speak only as of the date of this news release and the Company undertakes no obligation to revise or update any forward‐looking statements for any reason, even if new information becomes available in the future.